Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Red Robin Gourmet Burgers, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-100458, 333-218091, and 333-232085) on Form S-8 of Red Robin Gourmet Burgers, Inc. of our report dated February 25, 2020, with respect to the consolidated balance sheets of Red Robin Gourmet Burgers, Inc. and subsidiaries as of December 29, 2019 and December 30, 2018, the related consolidated statements of operations and comprehensive (loss) income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 29, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 29, 2019, which reports appear in the December 29, 2019 annual report on Form 10-K of Red Robin Gourmet Burgers, Inc.
Our report on the consolidated financial statements includes an explanatory paragraph referring to a change to the method of accounting for leases.

/s/ KPMG LLP
Denver, Colorado
February 25, 2020